Exhibit 10.1

		    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


	    Second Amendment dated as of July 29, 1997 ("Second Amendment") to Employment Agreement dated as of November 1, 1994, as amended by Amendment dated as of September 17, 1996 ("Employment Agreement") between American Stores Company, a Delaware corporation ("Company"), and Victor L. Lund ("Executive"). The Company and Executive are collectively referred to as the "Parties," and individually as a "Party." All capitalized terms not defined herein shall have the meanings ascribed in the Employment Agreement.

	    WHEREAS, the Parties desire to amend certain provisions of the Employment Agreement;

	    NOW THEREFORE, in consideration of the premises and their mutual agreements hereinafter set forth, the Parties hereto agree as follows:

	    1. Section II-A of the Employment Agreement is hereby amended to read as follows:

	    "II-A. The term of this Agreement shall expire on October 31, 2002, provided, that the terms shall be automatically extended for subsequent two-year terms until terminated by written notice given by the Company at least three years prior to the end of the term, or until terminated as described below."

	    2. Section VI-B of the Employment Agreement is hereby amended to read as follows:

	    "The Company and Executive acknowledge that the Executive plays a key managerial role with the Company and that it is in the Company's best interest to provide Executive with a special long-range retirement plan (SLRRP) reserved to key executives, and SLRRP is an additional substantial consideration not present in the "employee at-will" status of the Executive prior to entering into this Agreement. SLRRP is designed to encourage such key executives to remain with the Company on an extended basis, have undivided loyalty to the Com-pany, and not develop conflicts of interest by affiliating with the Company's competitors, which could undercut Executive's availability to serve as a possible consultant, advisor, witness, or source of information to the Company. Accordingly, Company shall pay to Executive (or his spouse, Linda Lund, as provided below) an annual payment as provided below (except as provided in
Section VI-B6 below) with all rights, including vested rights, to participate in any future benefits under SLRRP terminating at once when and if Executive enters into or joins as an individual, partner, joint venturer, independent contractor, officer or director of a business endeavor anywhere competing, as defined in
Section VIII-B4 hereof, with the Company or any of its subsidiaries, unless waived in writing by the Board of Directors of the Company. The benefits available under SLRRP are:

     1. except as provided in Section VI-B6 below, annual payments shall be made to Executive until his death and thereafter to Linda Lund, his spouse, if she is married to Executive at the time of his death and survives him, until her death, beginning at the later of October 31, 2002 or at the time Executive's employment with the Company terminates;

      2. entitlement to benefits will vest based on full years of service with the Company under this Agreement or any extensions or renewals thereof, as follows:

      SERVICE TABLE

      Completed Years             Vesting
      Under Contract              Schedule

       1 (10/31/95)                   0%
       2 (10/31/96)                   0%
       3 (10/31/97)                  20%
       4 (10/31/98)                  36%
       5 (10/31/99)                  52%
       6 (10/31/00)                  68%
       7 (10/31/01)                  84%
       8 (10/31/02)                 100%

      3. the fully vested annual benefit shall be equal to $700,000, as increased on October 31 of each year, beginning October 31, 1998, until the termination of Executive's employment, by the annual percentage increase in the Consumer Price Index -- All Urban Consumers ("CPI") for the twelve months ended the immediately preceding September 30;

      4. if Executive's employment is terminated (i) by death, (ii) by disability pursuant to Section VII-B and Section VII-C herein, (iii) by Company without cause or (iv) by Executive because of Company's breach of a material provision of this Agreement, Executive shall be fully vested in the SLRRP benefits without regard to Executive's years of service under this contract;

      5. if Executive is terminated for cause or voluntarily terminates his employment with the Company other than because of Company's breach of a material provision of this Agreement, the amounts vested at that time will be paid on an annual basis beginning on October 31, 2002 or at the time of termination, whichever is the last to occur; provided, Executive is not competing and has not competed with the Company or its affiliates as defined in Section VIII-B on or prior to the time any such annual payment is due;

      6. in the event that either (i) there is a "Change in Control"(as defined in the Company's 1997 Stock Option and Stock Award Plan as in effect on the date of the Second Amendment) or (ii) (A) the Executive is no longer Chairman of the Board or Chief Executive Officer of the Company and (B) the closing price on the New York Stock Exchange (or if the Company's common stock is not then listed on the New York Stock Ex-change, on the national securities exchange or in the over-the-counter market in which the common stock is then principally traded) of a share of common stock of the Company falls below $10 (adjusted ap-propriately (x) for any stock split, stock dividend, reverse stock split, share combination, reclassification, or similar transaction occurring after July 21, 1997 and (y) for any decline in Standard & Poors 500 Index after July 21, 1997 (but in no event shall such price be adjusted below $5 per share as a result of such decline)) and remains below such level for 20 consecutive trading days, the Company shall promptly pay the Executive (or his spouse, Linda Lund, if Ex-ecutive is deceased), in lieu of any further obligation to make payments under this Section VI-B, an amount equal to the present value of the remaining unpaid vested after-tax benefits, together with an additional amount sufficient to gross-up such payment on an after-tax basis for U.S. Federal, State and local income taxes payable with re-spect to such lump sum payment. For purposes of the foregoing, (i) present value of the remaining unpaid vested after-tax benefits shall be calculated using a discount rate equal to the product of (x) the prime rate as it appears in the Wall Street Journal under the heading Money Rates and (y) the difference between 1 and the Executive's tax rate expressed as a percentage, (ii) it shall be assumed that all payments would be taxed at the highest marginal federal and applicable state and local income tax rates in effect for Executive or his spouse, as the case may be, at the time of the payment hereunder based upon his or her principal residence and taking into account the deductibility of state and local income taxes for federal income tax purposes and (iii) actuarial assumptions shall be made by a certified actuary selected by the Company. The amount payable under this
	  Section VI-B6 shall be set forth as promptly as practicable after such event in a certificate signed by the Company's chief financial officer which certificate, together with reasonable supporting documentation, shall be delivered to the Executive or his spouse, as the case may be.

	    3. Section VI-C of the Employment Agreement is hereby amended to read as follows:

      "VI-C. The Company shall, within 90 days after the date of the Second Amendment, establish an irrevocable grantor trust (the "SLRRP Rabbi Trust"), the assets of which, subject to the claims of the Company's creditors in the event of insolvency, will be used to provide benefits under SLRRP. The Executive will have no security or other rights to, or interest in, the assets of the SLRRP Rabbi Trust, other than the right to be paid benefits under SLRRP in accordance with the terms of SLRRP, this Agreement and the SLRRP Rabbi Trust."

	    4. The Employment Agreement is hereby amended by adding the following Section VI-D:

      "VI-D. Following termination of the Executive's employment (other than in circumstances described in Section VI-B5), the Company shall provide the Executive with an office, related occupancy expenses and reasonable secretarial services until the earlier of Executive's death or October 31, 2012. Such office (which shall include furnishings and equipment comparable to those currently provided Executive) and service shall be provided in a city in which the Company has its principal executive offices or at such other place as the Executive designates (provided that the Company shall not be required to incur rental and other occupancy expenses in excess of $24,000 per annum, adjusted for changes in the CPI). The Company shall bear all operating expenses of such office not to exceed $15,000 per annum (exclusive of rent and other occupancy costs and secretarial service), adjusted for changes in the CPI.

      Following termination of the Executive's employment (other than in circumstances described in Section VI-B5), the Company will purchase medical coverage for the Executive and his spouse, Linda Lund, at least comparable to the coverage under the American Stores Company Retiree Medical Plan. The premiums for this coverage shall be payable by the Company for their lifetimes. To the extent any premiums paid by the Company are considered taxable income to the Executive or his spouse, the Company shall make a gross-up payment to such persons to make them whole on an after-tax basis.

      The Executive will have the opportunity afforded to all terminating employees to convert, to the extent permitted, any group life or accident insurance coverage to an individual policy or program. Premiums for such coverage will not be paid by the Company."

	    5. Section VIII-B4 of the Employment Agreement is hereby amended to read as follows:


      "For purposes of this paragraph and Section VI above, the term "competing business" shall refer to an entity that directly or indirectly operates or has an interest in any establishment (1) that directly competes with operations of the Company or its subsidiaries, as a supermarket, a drug store, a mail order pharmacy, a warehouse store, a home medical equipment store, a club store, a pharmacy benefit manager, a wholesale grocery distributor, or any variation thereof, or (2) that primarily sells the products which constitute 10% or more of the products sold by the Company or its subsidiaries in any one or combination of such stores or businesses."

	    6. The Employment Agreement, as amended by this Second Amendment, constitutes the entire agreement of the subject matter hereof and may not be amended unless by a written agreement signed by the Parties.

	    7. This Second Amendment is made in and is governed by the laws of the State of Utah.

	    IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

					  AMERICAN STORES COMPANY


					  BY: /s/ Kathleen McDermott
					     Name:    Kathleen McDermott
					     Title:   Chief Legal Officer


					  EXECUTIVE

					  Victor L. Lund